ADDvantage Technologies to Present at The LD 500 Virtual Conference

Carrollton, Texas / ACCESSWIRE / August 24, 2020 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today announced that it will be presenting at the LD 500 investor conference on Thursday, September 3, 2020 at 4:20 p.m. ET.  Joseph Hart, CEO of ADDvantage Technologies Group will be presenting to a live audience.

To access the presentation, please use the following link:
https://www.webcaster4.com/Webcast/Page/2019/36857

Register here: https://ld-micro-conference.events.issuerdirect.com/

"We have been waiting for this moment all year long. Due to COVID, it has been nearly impossible for physical conferences to even take place. I want to show the world that you can still learn, have a great time, and see some of the most unique companies in the capital markets today. All without having to step foot outside. For the first time, LD Micro is accessible to everyone, and we are honored to welcome you to one of the most trusted platforms in the space.” stated Chris Lahiji, Founder of LD.

The LD 500 will take place on September 1st through the 4th.

View ADDvantage Technologies Group’s profile here: http://www.ldmicro.com/profile/AEY

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About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

About LD Micro

Back in 2006, LD Micro began with the sole purpose of being an independent resource to the microcap world.

What started as a newsletter highlighting unique companies, has transformed into the pre-eminent event platform in the space.

The upcoming "500" in September is the Company's most ambitious project yet, and the first event that is accessible to everyone.

For those interested in attending, please contact David Scher at david@ldmicro.com or visit www.ldmicro.com for more information.

For further information:
Hayden IR
Brett Maas
(646) 536-7331
aey@haydenir.com

Source: ADDvantage Technologies Group, Inc. via LD Micro